Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Lear Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other	2,200,000	$153.81	$338,382,000	0.0001102	$37,289.70
Total Offering Amounts					$338,382,000		$37,289.70
Total Fee Offsets							$—
Net Fee Due							$37,289.70

(1) Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 (the “Securities Act”).
(2) 2,200,000 additional shares of common stock of Lear Corporation, a Delaware corporation (“Lear”) covered by this Registration Statement on Form S-8 (the “Registration Statement”) are authorized and reserved for issuance under the Lear Corporation 2019 Long-Term Stock Incentive Plan (as amended and restated as of May 18, 2023) (the “Plan”). In accordance with Rule 416(a) under the Securities Act, this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.01 per share, that become issuable under the Plan to prevent dilution from stock splits, stock dividends or similar transactions.
(3) Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average high and low sale prices reported for shares of Lear’s common stock on the New York Stock Exchange on July 28, 2023, a date within five business days of the date of this Registration Statement.